Exhibit 15

November 2, 2005

Northeast Utilities
107 Selden Street
Berlin, CT 06037

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited consolidated interim financial information of Northeast Utilities and subsidiaries for the applicable three-month and six-month periods ended March 31 and June 30, 2005 and 2004, and have issued our reports dated May 9, 2005, and August 8, 2005, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005, are being incorporated by reference in this Amendment No. 1 to Registration Statement No. 128811 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of Registration Statement on Amendment No. 1 to Form S-3 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Hartford, Connecticut